EXHIBIT NO.  99.1


November 8, 2002




Dear Quipp Shareholder:

While 2002 has been a difficult year for the economy and for Quipp, there are some hopeful signs of improvement. In this regard, I want to provide you with information about recent developments, including the enclosed materials. You already may have read the enclosed press release regarding Quipp's third quarter financial results, but I also want to give you some additional insights into current industry activities.

As I stated in our press release, "...it is far too early to forecast a long-term market recovery...". Nevertheless, there have been some positive developments, including the following:

     o We completed a significant installation at the Mobile Register (see the enclosed Newspaper & Technology article)

     o Our new 500 Series Stacker is being well received. Following its introduction in June, we have booked orders for 35 of this upgraded stacker model (see the enclosed 500 Series Stacker advertisement)

     o Tucson Newspapers Inc., publisher of the Arizona Daily Star and the Tucson Citizen, placed a sizable order including stackers, bottom wrappers and conveyors at NEXPO, an annual exposition and conference conducted by the Newspaper Association of America (NAA) (see the enclosed Newspaper & Technology article)

     o Due in part to our early success in marketing 500 Series Stackers as described above, we have received orders for a total of 61 stackers during the period from the NEXPO show in June through mid-October

     o Quipp was one of only four post-press systems suppliers invited to meet with an NAA sponsored panel of major newspaper representatives in September to discuss future trends in the industry. This is significant because it demonstrates that the industry views Quipp as one of its leading post-press systems suppliers.

During this period of weak market conditions, our management team has concentrated on insuring successful systems installations, preserving Quipp's #1 market share in stacker and bottom wrapper equipment sales, investing in important R&D projects, and generating positive cash flow. We believe that maintaining these points of focus will position the company to fully participate in a market recovery.



Best regards,



Michael S. Kady
President and CEO

                       QUIPP ANNOUNCES 3RD QUARTER RESULTS


MIAMI, FL, OCTOBER 25, 2002 - Quipp, Inc. (Nasdaq: QUIP) announced a net loss of $71,000 ($0.05 per basic and fully diluted share), for the quarter ended September 30, 2002. This compares to a net loss of $643,000 ($.45 per basic and fully diluted share) for the same period of a year ago. Net sales for the quarter amounted to $3,702,000 compared to $3,970,000 during the same quarter of 2001.

For the nine months ended September 30, 2002, Quipp's net loss totaled $171,000 ($0.12 per basic share and fully diluted share) compared to net income of $200,000 ($0.12 per basic and fully diluted share) during the same period of last year. Net sales for the first nine months of 2002 were $11,878,000, reflecting a 28% decline from the net sales of $16,564,000 recorded during the first nine months of 2001.

Michael S. Kady, President and Chief Executive Officer of Quipp, stated: "Our third quarter revenues were in line with our expectations, particularly given the amount of orders on the books when we entered the period. Because capital spending for newspaper mailroom equipment remained sluggish, we implemented additional cost saving programs such as a continuation of four-day work weeks through part of the quarter, a two-week plant shutdown and a 13% workforce reduction. We believe these actions helped to reduce the financial impact of decreased revenues without adversely affecting Quipp's ability to retain the talent and flexibility necessary to respond to what appears to be a rising rate of orders."

Mr. Kady continued: "New orders during the third quarter were up $2,285,000 or 88% from last quarter's depressed level and represented only the second time since early 2000 that bookings increased in two consecutive quarters. In addition, quotations activity has recovered to a healthier level than what we were experiencing earlier this year. While it is far too early to forecast a long-term market recovery, we are hopeful that the market bottom has been reached."

Mr. Kady ended by saying: "We are also pleased that despite the tough business conditions during the first nine months of this year, we have increased our cash and securities position from $7,751,000 at December 31, 2001 to $8,239,000 at September 30, 2002 and continued to invest in important R&D projects designed to improve our competitive position."

Orders during the quarter were $4,899,000 compared to orders of $4,713,000 during the same period in 2001 and orders of $2,614,000 during the previous quarter. The backlog of new orders as of September 30, 2002 was $4,504,000 as compared to $6,611,000 at December 31, 2001 and $3,224,000 at June 30, 2002.


                                                QUARTER ENDED                    NINE MONTHS ENDED
                                                 SEPTEMBER 30,                      SEPTEMBER 30,
                                            2002              2001              2002            2001
(000's omitted, except per share data)   (UNAUDITED)      (UNAUDITED)       (UNAUDITED)      (UNAUDITED)
                                         -----------------------------   ------------------------------
Net Sales                                $   3,702         $   3,970         $   11,878       $     16,564

Net (loss) Income                        $     (71)        $    (643)        $     (171)      $        200

Basic (loss) earnings per share          $   (0.05)        $   (0.45)        $    (0.12)      $       0.12

Diluted (loss) earnings per share        $   (0.05)        $   (0.45)        $    (0.12)      $       0.12


Quipp, Inc., through its subsidiary, Quipp Systems, Inc., designs, manufactures, and installs material handling systems and equipment to facilitate the automated bundling and movement of newspapers from the printing press to the delivery truck.

CAUTIONARY STATEMENT: This press release contains forward-looking statements that address, among other things, market conditions and order levels. Actual results could differ materially from those described in the forward looking statements due to, among other things, economic conditions generally and in the newspaper industry, fluctuations in incoming orders, delays in development of new products and lack of customer acceptance of new products.

                            NEWSPAPERS & TECHNOLOGY

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Reprinted with permission from Newspapers & Technology, July and October 2002
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              Quipp modernizes Mobile Register postpress operation
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         Project leads to upgrade of all conveyors and bundle handlers

By Keith DuBay
Editor

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                               [GRAPHIC OMMITTED]

     The postpress system features 10 Quipp 400 Series stackers, five Viper bottomwrappers, a matte-top conveyor system, three automatic cart loaders, 430 carts and the company's bundle distribution system.

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     Quipp Systems Inc. is placing the finishing touches on a major installation for the Mobile (Ala.) Register and ended up with a Quipp system-wide upgrade as a bonus.

     The $1.5-million installation at the Mobile Register (daily, 99,757; Sunday, 116,502) is complete and at press deadline was operating smoothly, although the rest of the postpress control system was still being installed, Register officials said.

     The Quipp installation was part of the Register's new 215,000-square-foot downtown plant that was in full production on Memorial Day this year. The company purchased and installed a MAN Roland GeoMAN press with a 21.5-inch cutoff on a 50-inch web and a total capability of 75,000 copies per hour.

     The postpress system features 10 Quipp 400 Series stackers, five Viper bottomwrappers, a matte-top conveyor system, three automatic cart loaders, 430 carts and the company's bundle distribution system.

     Most of the equipment featured the latest Quipp hardware, but Mobile wanted more from the cart loading system and conveyor. As a result, Quipp designed and introduced a bundle orientation device that catches the bundle on the conveyor and straightens it in the correct position before it enters the cart loaders. The system is capable of handling 40 bundles per hour.

     "We had 27 cart loaders already installed with other customers. When we sold another to the Mobile Register, we realized they needed something different," said Leticia Gostisa, sales and marketing administrator for Quipp. "So we had to redesign the cart loaders and we created the bundle-oriented device for alignment of the bundles on the conveyor."

     In addition to the bundle straightening unit, Quipp also added accumulation conveyors that allow a buffer between cart and pallet changes.

     Quipp was so pleased with the Mobile equipment install that it will feature the equipment on most of its new systems.

     "This new cart loader is faster than the previous version because the bundles are going to align correctly," Gostisa added.

Device positions bundles correctly

     If bundles arrive from the matte conveyors into the cart loading system askew, or oriented in the wrong position, it can cause the bundles to lean against the cart doors, instead of against the cart walls.

     "If you open up the doors to the carts, they will come flying right out because they have a tendency to lean against the door and fall out," said Christer Sjogren, executive vice president of Quipp. "That can cause safety problems. The correct way is to lean them against the other walls, not the door."

     Quipp did not disclose the added cost of the upgrades.

     "This is a value-added thing. It enhances the performances of the cart loader and the production. It will make their lives a lot easier," Sjogren said.

     Sjogren said the technology has been used before by other manufacturers, but argues that Quipp "perfected" the device by adding the pacing feature on the accumulating conveyor.

     When the carts are being changed, the conveyor positioned on an incline up to the cart loader, accommodates more bundles as the conveyors continue to run, then the cart loader catches up again as the new carts are moved into place.

     The conveyor is designed to handle tied bundles, but Quipp said if applied properly, the system can accommodate untied bundles. The dual belt conveyor carrying surface is one foot wide and is available in four segments to 10 or more.

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                               [GRAPHIC OMMITTED]

The Mobile Register's 25,000-square-foot downtown plant opened on Memorial Day.

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     Rick Doughty, assistant production director of the Register, said his cross tie strappers turns the bundles sideways. The new Quipp bundle handler turns it the right way for the cart loader, even with football-shaped inserts, he said.

     "They've come up with a good little design there. The rest of the postpress equipment can not keep up with it yet. We have not installed our winding equipment yet," Doughty said.

     In addition, the software system that will run the postpress operation has not been integrated yet, he said. The rest of the equipment list includes Ferag conveyors, winders and grippers and GMA 3000 inserters.

Drive systems

     Quipp uses what it calls variable frequency and micro-step drives for its equipment.

     All matte-top conveyors use the variable frequency drive, made by General Electric or Allen Bradley. The stackers use a combination of variable and micro-step drives, manufactured by GE or Pacific Scientific. Bottomwrappers use standard AC, or alternate current motors, while GE variable drives power the cart loaders.

Cart loader is Series 8552

     The Register installed the Quipp Series 8552 cart loader, which was introduced in April. Quipp says the machine, designed for 50-inch webs, is more versatile and sports an increased capacity of more than 40 bundles per minute than the earlier Quipp 8551 Series loader. There are 27 of the latter machines in operation.

     Using the standard Quipp cart with cart loader with 24 broadsheet pages per product, production can reach 24 bundles of 100 products. With 144 broadsheets pages per product, production maximum is 16 bundles of 25 products, Quipp specifications said.

     Quipp said that up to 15 carts can be moved to the optional cart supply conveyors to reduce the need for immediate or frequent attention to supplying empty carts.

Quipp's relationship with the Register

     The Register chose Quipp based partly on a good relationship.

     "We've been dealing with Quipp for some time. We have a good partnership with them," Doughty said.

     The entire press operation has jumped the Register's deadline from 3:30 a.m. on its old presses to 2:15 a.m. on its new presses.

Quipp scores additional sales

     Quipp landed a contract for eight new Viper 3/4 bottomwrappers with the Houston Chronicle. The Chronicle has been a Quipp customer since 1992. Installation of the new bottomwrappers is scheduled for November.

     Quipp also booked orders from the Los Angeles Daily News in Valencia, Calif., Newsday in Melville, N.Y., Palm Beach (Fla.) Newspapers, the Wausau (Wis.) Daily Herald, Philadelphia Newspapers Inc. in Comshohocken, Pa., the Daily Courier in Prescott, Ariz., Atlanta Offset, the Waco (Texas) Tribune Herald, the Richmond (Va.) Times Dispatch and the Quad City Times in Davenport, Iowa.

     During July and August, Quipp booked orders for 22 Viper bottomwrappers and 26 stackers, including 13 of the latest Model 500 stacker.

Quipp Systems
800.345.9680
www.quipp.com

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             Tucson Newspapers orders latest Quipp stacking system
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     Tucson Newspapers Inc., publisher of the (Tucson) Arizona Daily Star
(daily, 106,708; Sunday, 177,883) and Tucson (Ariz.) Citizen (daily, 37,871), has ordered four new Quipp Systems Inc. 500 model stackers and two 500c stackers, Quipp announced at Nexpo.

     Deals were also finalized at Nexpo for four Quipp Viper three-quarter wrappers and one stacker programmer and a matte-top distribution system, official said. Tucson Newspapers is the merged business circulation and production functions of the two newspapers.

     The 500 model stacker was announced as a new product at Nexpo that offered enhanced performance and safety features. The stacker counts, batches and delivers compact bundles at 65 per minute and can service press speeds that exceed 85,000 copies per hour, according to Quipp.

     A new rounded and more compact design with two-inch radius vertical corners and flush doors reduces interference with personnel and other equipment. Other safety improvements are a safety light curtain and turntable brake, an improved laser sensor-counter, factory floor Ethernet connections with other plant machines and an enhanced touch screen control.

     The 500c model has two added features, bundle compression that squeezes out excess air making a tighter bundle and a stream squeeze roller that makes for a tighter fold.

Quipp Systems
305.623.8700
www.quipp.com

                        Quipp is proud to introduce the

                                   QUIPP 500

                               Newspaper Stacker


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                               [GRAPHIC OMMITTED]

                     Picture of Quipp 500 Newspaper Stacker

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A unique combination of...

1. A new enhanced laser sensor, the Quipp Count-Pro II, improving count accuracy

2. Integrated light safety curtain with fast acting turntable brake, preventing possible operator injuries

3. A brighter, user friendly touch screen control, offering additional operation and maintenance aids.

4. "Factory floor" Ethernet communication, allowing seamless uploading or downloading of parameters between stackers and plant network

Optional Features

A. Bundle compression capability, squeezing out excessive air to produce a more compact bundle

B.   Stream squeeze roller, allowing a tighter fold for improved bundle quality

                      Over 2,700 Newspaper Stackers Sold!


Quipp logo

Quipp Systems, Inc.
4800 N.W. 157th Street * Miami, Florida  U.S.A. 33014
Telephone:  (305) 623-8700 * Parts:  1-800-258-1390
Fax:  (305) 623-0980
www.quipp.com * info@quipp.com